UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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MICRONETICS, INC.

(Name of Registrant as Specified in Its Charter)

Not Applicable

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MICRONETICS, INC.

26 Hampshire Drive

Hudson, New Hampshire 03051

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. on October 20, 2011

TO THE STOCKHOLDERS OF MICRONETICS, INC.:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders (the “Meeting”) of MICRONETICS, INC. (the “Company”) will be held on October 20, 2011 at 11:00 A.M. at the offices of Morse, Barnes-Brown & Pendleton, P.C., 1601 Trapelo Road, Suite 205, Waltham, Massachusetts, to consider and vote on the following matters described under the corresponding numbers in the attached Proxy Statement:

1.	To elect four directors;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for its fiscal year ending March 31, 2012; and

3.	To transact such other business as may properly come before the Meeting.

The Board of Directors has fixed the close of business on August 23, 2011 as the record date for the determination of stockholders entitled to vote at the Meeting, and only holders of shares of Common Stock of record at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

A complete list of stockholders entitled to vote at the Meeting shall be available for examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours from September 20, 2011 until the Meeting at the principal executive offices of the Company. The list will also be available at the Meeting.

Your vote is very important and we hope you will attend the Meeting. Whether or not you expect to be present at the Meeting, please fill in, date, sign, and return the enclosed Proxy, which is solicited by management. The Proxy is revocable and will not affect your vote in person in the event you attend the Meeting and your shares are registered in your name. If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

By Order of the Board of Directors
KEVIN BEALS
Secretary

September 8, 2011

Requests for additional copies of the proxy materials and the Company's Annual Report for its fiscal year ended March 31, 2011 should be addressed to Shareholder Relations, Micronetics, Inc., 26 Hampshire Drive, Hudson, New Hampshire 03051. This material will be furnished without charge to any stockholder.

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE.

MICRONETICS, INC.

26 Hampshire Drive

Hudson, New Hampshire 03051

Proxy Statement

The enclosed proxy is solicited by the management of Micronetics, Inc. in connection with the 2011 Annual Meeting of Stockholders to be held on October 20, 2011 at 11:00 A.M. (the “Meeting”) at the offices of Morse, Barnes-Brown & Pendleton, P.C., 1601 Trapelo Road, Suite 205, Waltham, Massachusetts and any adjournment thereof. The Board of Directors of the Company (the “Board of Directors”) has set the close of business on August 23, 2011 as the record date for the determination of stockholders entitled to vote at the Meeting. A stockholder executing and returning a proxy has the power to revoke it at any time before it is exercised by filing a later-dated proxy with, or other communication to, the Secretary of the Company or by attending the Meeting and voting in person.

The proxy will be voted in accordance with your directions to:

1.	Consider and act upon a motion to elect four directors;

2.	Consider and act upon a motion to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for its fiscal year ending March 31, 2012; and

3.	Transact such other business as may properly come before the Meeting.

In the absence of direction, the proxy will be voted in favor of management's proposals.

The Proxy Statement, the attached Notice of Meeting, the enclosed form of proxy and the Annual Report are being mailed to stockholders on or about September 8, 2011. The Company's principal executive offices are located at 26 Hampshire Drive, Hudson, New Hampshire 03051 and its telephone number at that location is (603) 883-2900.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on October 20, 2011: The Proxy Statement for the Annual Meeting and the Annual Report to Shareholders for the year ended March 31, 2011 are available at www.micronetics.com/2011ProxyMaterials.

The entire cost of soliciting proxies will be borne by the Company. The costs of solicitation, which represent an amount believed to be normally expended for a solicitation relating to an uncontested election of directors, will include the costs of supplying necessary additional copies of the solicitation materials and the Company’s Annual Report to Stockholders for its fiscal year ended March 31, 2011 (the “Annual Report”) to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such recordholders for completing the mailing of such materials and Annual Reports to such beneficial owners.

Only stockholders of record of the Company’s 4,561,135 shares of Common Stock (the “Common Stock”) outstanding at the close of business on August 23, 2011, will be entitled to vote at the Meeting.

Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of Common Stock represented in person or by proxy at the Meeting will constitute a quorum at the Meeting. All shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter has the same legal effect as a vote against the matter. If a broker or nominee holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will not be considered as present and entitled to vote with respect to such matter. Accordingly, a broker non-vote on a matter has no effect on the voting on such matter.

The Directors will be elected by a plurality of the votes property cast at the Meeting. Abstentions and broker non-votes as to this election do not count as votes for or against such election.

The approval of the proposal to ratify the appointment of the Company’s independent auditors will require the affirmative vote of a majority of the shares of Common Stock properly cast at the Meeting. Abstentions as to this proposal will count as being present and represented at the Meeting and entitled to vote, and will be included in calculating the number of votes cast on this proposal (and thus will have the effect of “no” votes). Broker non-votes will not be included in calculating the number of votes cast on this proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

Four directors are to be elected by a plurality of the shares present in person or represented by proxy at the Meeting and entitled to vote thereon, each to hold office until the next Annual Meeting of Stockholders and until his or her respective successor is elected and qualified. The persons named in the accompanying proxy have advised management that it is their intention to vote for the election of the following nominees as directors unless authority is withheld:

(1)	Gerald Y. Hattori
(2)	D’Anne Hurd
(3)	David Robbins
(4)	David Siegel

Management has no reason to believe that any nominee will be unable to serve. In the event that any nominee becomes unavailable, the proxies may be voted for the election of such person or persons who may be designated by the Board of Directors.

The Board of Directors recommends that you vote FOR the election of the four nominees set forth above.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information as to our current directors and executive officers:

Name	Age	Position with the Company	Director Since
Gerald Y. Hattori*	59	Lead Director	September 2004
D’Anne Hurd*	60	Director	October 2006
David Robbins	46	Chief Executive Officer and Director	August 2003
David Siegel*	85	Director	April 1987
Kevin Beals	49	President
Carl Lueders	61	Chief Financial Officer

*	Member of Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Gerald Y. Hattori has been a director of the Company and chair of the Audit Committee since September 2004 and has been Lead Director since October 2006. Mr. Hattori is also currently chair of the Compensation Committee. Mr. Hattori brings to the Board over 35 years of professional experience in financial operations, accounting, financial planning, budgets, audits, strategic planning, investor relations, mergers and acquisitions, debt and equity financings and IPOs. Mr. Hattori is experienced in large and small corporations, both public and private. He was responsible for the successful completion of three IPO’s during the period between 1996 and 2000 and six merger and acquisition transactions since 1995.

Mr. Hattori served as a director of AirNet Communications Corporation from April 2003 until October 2006. He was a member of the audit, compensation and finance committees and was chair of the nominating committee.

Mr. Hattori is the President and Founder of Evolution Management, Inc., a business advisory and strategic planning firm that provides operational expertise to startup and emerging growth companies.

From February 1999 until July 2000, Mr. Hattori served as Vice President of Finance and CFO of AirNet Communications Corporation, a wireless telecommunications company that engineers and manufactures base stations and other infrastructure products to support the GSM system of mobile voice and data transmission.

From September 1996 until February 1999, Mr. Hattori served as Vice President of Finance and CFO of Nexar Technologies, Inc., a manufacturer of personal computers based on novel patented technology. In addition to Mr. Hattori’s primary responsibilities for the company’s finance and administration, he was heavily involved with the company’s manufacturing operations and was instrumental in establishing internal control procedures and planning techniques that doubled the company’s manufacturing throughput and improved revenue growth.

From September 1987 until September 1996, Mr. Hattori was Corporate Controller of Sipex Corporation, an engineering, design, and multi-location manufacturer of analog semiconductors and integrated circuits for commercial, industrial and government use. In addition, he was instrumental in the acquisition of several businesses which enabled the company to change its strategic direction from a predominantly government defense contractor to a supplier of semiconductors for commercial applications.

Mr. Hattori started his career with Sanders, a Lockheed Martin Company, which engineered and manufactured defense electronics. During his thirteen year tenure, Mr. Hattori held various financial and accounting positions including Manager of Corporate Internal Audit with worldwide responsibility for managing the performance of financial, operational and EDP audits for the company—then a worldwide organization with approximately $900M in revenues.

Mr. Hattori holds an MBA from New Hampshire College and a B.S. in business administration and accounting from Merrimack College.

The Company believes Mr. Hattori’s extensive financial and operational experience in both the commercial and defense technology fields give him the qualifications and skills to serve as a director and as chair of the Audit and Compensation Committees.

Ms. D’Anne Hurd has been a Director of the Company and chair of its Nominating and Corporate Governance Committee since October 2006. As an outside director she has also served on the Audit Committee and the Compensation Committee since October 2006. Ms. Hurd brings to the Board 40 years of experience in finance, corporate and securities law and business development in a wide range of companies from start-ups to established public companies. Ms. Hurd has significant experience in IPO’s, strategic alliances/joint ventures and mergers and acquisitions, and has handled over 30 such transactions during her career.

Ms. Hurd also serves on the Board of Directors of Data Translation, Inc. (DATX), a manufacturer of high performance USB, Ethernet and PCI data acquisition hardware and test and measurement software, where she is chair of the Audit, Compensation and Corporate Governance Committees, and on the Board of Directors of VasoActive Pharmaceuticals (VAPHQ), a developer of transdermal drug delivery systems, where she is chair of the Audit Committee and the Corporate Governance Committee.

Ms. Hurd currently serves as President of Crawford Consulting, a management and transaction consulting firm. From January 2006 until April 2010, Ms. Hurd served as Vice President and General Counsel for Worcester Polytechnic Institute (WPI) and Vice President for Business Development at Gateway Park (WPI’s life sciences/ bioengineering commercial real estate development) handling all financial, legal and marketing aspects of this initiative.

Prior to joining WPI, Ms. Hurd served as Senior Vice President, CFO and Treasurer of NMS Communications, Inc. (NMSS), a provider of wireless telecommunications equipment. From March 2001 until January 2004, Ms. Hurd served as CFO and General Counsel of STARBAK Communications, Inc. and its predecessor company, Vividon, Inc., companies involved in streaming video products and solutions. Prior to joining Vividon, Inc., Ms. Hurd served as CFO and General Counsel for NaviPath, Inc., an Internet Access Provider and majority-owned subsidiary of CMGI, Inc. Previously, Ms. Hurd was the CFO and General Counsel for SmartRoute Systems, Inc., the Cambridge, MA provider of real-time, digital traffic data. Ms. Hurd’s years of experience in executive-level management also include senior finance positions at GTE Corporation and PepsiCo, Inc. where she was responsible for their global cash management and banking relationships, and seven years as an associate with the Boston law firm Burns & Levinson, where she advised private and public clients on all aspects of corporate finance and securities law.

Ms. Hurd has served two five-year terms on the Board of Directors of the New England Chapter of the National Association of Corporate Directors (NACD) and currently serves on the Board of several other nonprofit entities. She is a frequent speaker on corporate governance issues.

Ms. Hurd holds a B.A. from Mount Holyoke College, an MBA in finance from the University of Connecticut and a law degree (JD) from the Duke University School of Law.

The Company believes Ms. Hurd’s financial and legal expertise, as well as her diversified experience in executive-level management in various industries, give her the qualifications and skills to serve as a director, as chair of the Nominating and Corporate Governance Committee and as a member of the Audit Committee and Compensation Committee.

Mr. David Robbins has been Chief Executive Officer and a director of the Company since August 2003. He has extensive experience in general management, product development, strategic planning, and marketing, including several acquisition and divestiture transactions for Micronetics.

After joining the Company in February 1992, Mr. Robbins quickly advanced from his initial roles in engineering and product development to field applications marketing sales support and in 1999 became Senior Vice President of the Company’s Defense Electronics Group. As a member of the executive team, he worked very closely in a corporate development and strategic technical planning role with the Company’s President and CEO.

In August 2003, Mr. Robbins was elected President and CEO of Micronetics. Since 2003, Mr. Robbins has led the Company through a five-fold increase in revenues and has strategically positioned the Company for future growth. His expertise in RF/Microwave/Millimeter Wave technologies extends to defense electronics, telecommunications and the industrial, scientific and medical (ISM) markets.

Mr. Robbins holds a B.S. in Electrical Engineering from the University of Massachusetts and holds two U.S. Patents in the RF/Microwave field.

The Board of Directors believes Mr. Robbins has the necessary qualifications and skills to serve as Chief Executive Officer and as a director based on his technical background and the management expertise he has cultivated during his nearly twenty year tenure with the Company.

Mr. David Siegel has been a director of the Company since April 1987. Mr. Siegel brings to the Board extensive knowledge of the Company and its operations as well as significant experience as both an executive and member of the board of directors of established private and public companies in the electronics industry. Mr. Siegel has been in the electronics distribution business for over 50 years.

Mr. Siegel is also a director and chair of the Compensation Committee of Surge Components, Inc. (SPRS), a distributor of passive electronic products and components. Mr. Siegel was also a director and member of the Corporate Governance and Special Committees of Nu Horizons, Inc. (NUHC), a distributor of electronic components, until its acquisition in January 2011 by Arrow Electronics, Inc.

Since 1983 Mr. Siegel has held executive level positions at Great American Electronics, a distribution company which he founded, and is currently serving as its President. Mr. Siegel has played a lead role in managing Great American Electronics’ operations and expanding its business into the real estate management and real estate ownership areas.

Mr. Siegel has served on the Board of Directors of a number of public companies in the electronics industry. Mr. Siegel was a member of the Board of Directors of Kent Electronics Corporation for over ten years and helped Kent Electronics complete a successful sale of the company to Avnet, Inc. in 2001. Mr. Siegel has also served on the Board of Directors of Diplomat Electronics Inc. and Quantech Electronics Corporation. As a director he has been involved in a number of IPOs and merger and acquisition transactions.

Mr. Siegel holds a B.A. from Brooklyn College.

The Company believes Mr. Siegel’s extensive business and electronics industry experience, including more than twenty years as director of the Company, give him the qualifications and skills to serve as a director.

Mr. Kevin Beals has been President of the Company since August 2008. Mr. Beals served as Vice President of Business Development of the Company from October 2006 until August 2008. From 1991 until October 2006, Mr. Beals held various positions, including District Sales Manager, with M/A-COM, a manufacturer of RF, microwave and millimeter wave semiconductors, components and technologies. From 1983 until 1991, Mr. Beals was a Product Line Manager and held various engineering positions with Alpha Industries.

Mr. Carl Lueders has been Chief Financial Officer since October 2010. Mr. Lueders served as Acting Chief Financial Officer of the Company from August 2008 until October 2010. Mr. Lueders spent 22 years at Polaroid Corporation, a $2 billion manufacturer and distributor of instant, photographic products. During his last six years at Polaroid, Mr. Lueders served as Chief Financial Officer, Treasurer and Vice-President and Controller. Most recently, from 2005 until 2007, Mr. Lueders was Chief Financial Officer of Pro-Pharmaceuticals, Inc. an early stage public biotech company. From 2003 until 2004, Mr. Lueders was the Chief Financial Officer of R. F. Morse & Son, Inc., a privately-held supplier of agricultural products. Mr. Lueders also serves as a Director for Boston Therapeutics, Inc., an early stage, public, drug development company.

During the Company’s fiscal year ended March 31, 2011 (“Fiscal 2011”), the Board of Directors held seven meetings and acted once by unanimous written consent. During Fiscal 2011, each director attended each meeting, except that Mr. Siegel was unable to attend one meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of Securities Exchange Act of 1934 requires the Company’s executive officers, directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”). Based solely on its review of the copies of such forms and amendments thereto received by it, the Company believes that during Fiscal 2011 all executive officers, directors and owners of ten percent of the outstanding shares of Common Stock complied with all applicable filing requirements, except that Mr. Lueders failed to file one Form 4 on a timely basis to report receipt of an option grant.

Code of Conduct and Ethics

Micronetics has adopted a Code of Conduct and Ethics applicable to its directors, officers and employees including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of Micronetics’ Code of Conduct and Ethics is available on Micronetics’ website www.micronetics.com. Micronetics intends to post amendments to or waivers of its Code of Conduct and Ethics (to the extent applicable to its principal executive officer, principal financial officer or principal accounting officer) on its website. Micronetics’ website is not part of this proxy statement.

Certain Relationships and Related Transactions

Item 404(d) of Regulation S-K requires Micronetics to disclose any transaction or currently proposed transaction in which Micronetics is a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000 or one percent (1%) of the average of Micronetics’ total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s common stock, or an immediate family member of any of those persons.

Since April 1, 2009, Micronetics has not been a participant in any transaction that is reportable under Item 404(d) of Regulation S-K.

Policies and Procedures Regarding Review, Approval or Ratification of Related Person Transactions

In accordance with our Audit Committee charter, the Audit Committee is responsible for reviewing and approving the terms of any transaction in which Micronetics is a participant and in which any related person has or will have a direct or indirect material interest. Therefore, any material financial transaction between Micronetics and any related person would need to be approved by our Audit Committee prior to us entering into such transaction.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth the total compensation paid or accrued for the fiscal years ended March 31, 2011 and March 31, 2010 for our principal executive officer and our other two most highly compensated executive officers who were serving as executive officers on March 31, 2011. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
David Robbins	2011	200,000	50,000	(2)	—	9,173	(3)	259,173
Chief Executive Officer	2010	200,000	70,000	(4)	—	9,941	(5)	279,941

Kevin Beals	2011	180,000	25,000		—	11,478	(6)	216,478
President	2010	180,000	60,000		65,941	11,343	(7)	317,284

Carl Lueders (8)	2011	218,200	25,000		65,353	702	(9)	309,255
Chief Financial Officer	2010	233,850	25,000		—	—		258,850

(1)	The amounts listed in this column reflect the aggregate grant date fair value of option awards granted during the 2011 and 2010 fiscal years in accordance with FASB ASC Topic 718, pursuant to the 2006 Equity Incentive Plan. Assumptions used in the calculations of these amounts are included in Note 9 to our Financial Statements included in our Annual Report on Form 10-K for the year ended March 31, 2011. These options are incentive stock options issued under the 2006 Equity Incentive Plan and represent the right to purchase shares of Common Stock at a fixed price per share. The exercise price per share equals the closing price of our shares on the date of grant.
(2)	Pursuant to the terms of an employment agreement between the Company and Mr. Robbins, Mr. Robbins was entitled to a cash bonus for the 2011 fiscal year based in part on the year over year change in the Company’s profit before tax for the 2011 fiscal year as compared to the prior year. In discussing Mr. Robbins’ bonus for the 2011 fiscal year, the Compensation Committee determined that if the bonus were to be calculated strictly by the terms of Mr. Robbins’ employment agreement, the bonus payable to Mr. Robbins would have been overstated due to lower than expected improvement in year over year operating profit performance. At Mr. Robbins’ request, the Compensation Committee met with Mr. Robbins to discuss the potential overstatement of the bonus payable to Mr. Robbins. The Compensation Committee also met separately as a committee and after a detailed discussion determined to award Mr. Robbins a bonus equal to $50,000 for the 2011 fiscal year. Mr. Robbins concurred with the Compensation Committee’s decision.
(3)	Includes expenses relating to furnishing an automobile of $6,000, company matching contributions to the Company’s 401(k) plan of $2,035 and life and disability insurance premiums of $1,138.
(4)	Pursuant to the terms of an employment agreement between the Company and Mr. Robbins, Mr. Robbins was entitled to a cash bonus for the 2010 fiscal year based in part on the year over year change in the Company’s profit before tax for the 2010 fiscal year as compared to the prior year. In discussing Mr. Robbins’ bonus for the 2010 fiscal year, the Compensation Committee determined that if the bonus were to be calculated strictly by the terms of Mr. Robbins’ employment agreement, the bonus payable to Mr. Robbins would have been overstated due to the effect of special, one-time, non-cash charges taken by the Company in the 2009 fiscal year. The Compensation Committee met as a committee and after a detailed discussion determined to award Mr. Robbins a bonus equal to $70,000 for the 2010 fiscal year.
(5)	Includes expenses relating to furnishing an automobile of $6,000, company matching contributions to the Company’s 401(k) plan of $2,753 and life and disability insurance premiums of $1,188.
(6)	Includes expenses relating to furnishing an automobile of $4,800, company matching contributions to the Company’s 401(k) plan of $5,608 and life and disability insurance premiums of $1,070.
(7)	Includes expenses relating to furnishing an automobile of $4,800, company matching contributions to the Company’s 401(k) plan of $5,418 and life and disability insurance premiums of $1,125.

(8)	Until October 2010, Mr. Lueders was an independent consultant and as such received no health insurance, life insurance, 401K employer contributions or FICA related employer contributions.
(9)	Includes expenses relating to company matching contributions to the Company’s 401(k) plan of $416 and life and disability insurance premiums of $286.

Employment Agreements

David Robbins

On July 22, 2011, the Company entered into an Employment Agreement with David Robbins, its Chief Executive Officer (the “Current Employment Agreement”) which is effective as of May 27, 2011. The Current Employment Agreement provides that Mr. Robbins’ annual base salary shall be determined annually by the Compensation Committee but shall not be less than $200,000. In May 2011, the Compensation Committee undertook a detailed study of base salaries for chief executive officers in the Company’s industry and geographic area. Based on this study, Mr. Robbins’ annual base salary was set at $235,000. Under the terms of the Current Employment Agreement, Mr. Robbins is also eligible for a bonus determined annually by the Compensation Committee in accordance with the Company’s Incentive Compensation Plan and is eligible to receive employee benefits available to the Company’s employees as well as benefits available to other officers of the Company.

From July 16, 2007 until July 22, 2011, the Company and Mr. Robbins were party to an Employment Agreement (the “Former Employment Agreement”) which has been terminated. The Former Employment Agreement provided that Mr. Robbins was eligible to receive an annual cash bonus in an amount equal to the sum of (i) 3% of the Company’s income before taxes for the applicable fiscal year, plus (ii) 5% of the excess (if any) of the Company’s income before taxes for the current fiscal year over the Company’s income before taxes for the immediately preceding fiscal year.

Pursuant to the terms of the Former Employment Agreement with Mr. Robbins described above, Mr. Robbins was entitled to a cash bonus for the 2011 fiscal year based in part on the year over year change in the Company’s profit before tax for the 2011 fiscal year as compared to the prior year. In discussing Mr. Robbins’ bonus for the 2011 fiscal year, the Compensation Committee determined that if the bonus were to be calculated strictly by the terms of Mr. Robbins’ Former Employment Agreement, the bonus payable to Mr. Robbins would have been overstated due to lower than expected improvement in year over year operating profit performance. At Mr. Robbins’ request, the Compensation Committee met with Mr. Robbins to discuss the potential overstatement of the bonus payable to Mr. Robbins. The Compensation Committee also met separately as a committee and after a detailed discussion determined to award Mr. Robbins a bonus equal to $50,000 for the 2011 fiscal year. Mr. Robbins concurred with the Compensation Committee’s decision.

In addition, pursuant to the terms of the Former Employment Agreement between the Company and Mr. Robbins, Mr. Robbins was entitled to a cash bonus for the 2010 fiscal year based in part on the year over year change in the Company’s profit before tax for the 2010 fiscal year as compared to the prior year. In discussing Mr. Robbins’ bonus for the 2010 fiscal year, the Compensation Committee determined that if the bonus were to be calculated strictly by the terms of Mr. Robbins’ Former Employment Agreement, the bonus payable to Mr. Robbins would have been overstated due to the effect of special, one-time, non-cash charges taken by the Company in the 2009 fiscal year. The Compensation Committee met as a committee and after a detailed discussion determined to award Mr. Robbins a bonus equal to $70,000 for the 2010 fiscal year.

Under the terms of the Current Employment Agreement, if Mr. Robbins’ employment is terminated without “Cause” or for “Good Reason” (as such terms are defined in the Current Employment Agreement), the Company must pay Mr. Robbins a lump sum severance payment equal to (i) six months of his base salary, and (ii) any bonus under the incentive compensation plan to which the Compensation Committee determines Mr. Robbins is entitled. In addition, for a period of six months from the date of such termination of employment the Company must continue to provide Mr. Robbins and his immediate family with group medical insurance coverage.

The Current Employment Agreement contains customary provisions regarding the protection of the Company’s confidential information and assignment of intellectual property to the Company. Pursuant to the terms of the Current Employment Agreement, Mr. Robbins covenants not to compete with the Company during the term of his employment with the Company and for a period of one year from the date of termination of his employment with the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding stock options for each named executive officer as of March 31, 2011.

Name		Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
	Option Grant Date	Exercisable Options	Unexercisable Options
David Robbins	—	—	—	—	—
Kevin Beals	3/31/2010	6,250	18,750	$4.02	3/31/2020
	10/19/2006	45,000	—	$8.09	10/19/2016
Carl Lueders	1/26/2011	—	25,000	$4.11	1/26/2021

All of the options listed above vest annually at the rate of 25% per year beginning the first anniversary of the grant date provided the holder of the option is an employee of the company. The exercise price of each option is set at the closing stock price on the date of grant. Option grants are approved by the Board of Directors. No options were exercised in Fiscal 2011.

Director Compensation

The following table sets forth information concerning the compensation of our Directors who are not named executive officers for the fiscal year ended March 31, 2011.

Name	Fees Earned or Paid in Cash $	Option Awards (1) $	All Other Compensation $	Total $
Gerald Y. Hattori	50,000	—	—	50,000
D’Anne Hurd	30,000	—	—	30,000
David Siegel	24,000	—	—	24,000

(1)	As of March 31, 2011, each non-employee director holds the following aggregate number of shares under outstanding stock options:

Name	Number of Shares Underlying Outstanding Stock Options
Gerald Y. Hattori	10,000
D’Anne Hurd	20,000
David Siegel	10,000

Each non-employee director of Micronetics receives a fee of $2,000 per month. In addition, Mr. Hattori, as Lead Director and Chair of the Audit Committee and Compensation Committee, receives an annual fee of $26,000, and Ms. Hurd, as Chair of the Nominating and Corporate Governance Committee, receives an annual fee of $6,000. Travel and lodging expenses are also reimbursed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on July 22, 2011, there were issued and outstanding 4,561,135 shares of our Common Stock entitled to cast 4,561,135 votes. On July 22, 2011, the closing price of our Common Stock as reported on the Nasdaq Capital Market was $5.40 per share. The following table provides information, as of July 22, 2011, with respect to the beneficial ownership of our Common Stock by:

•	each person known by us to be the beneficial owner of five percent or more of our Common Stock;

•	each of our directors and nominees for director;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

This information is based upon information received from or on behalf of the individuals named therein.

Name(1)	Shares of Common Stock Owned		Common Stock Options Owned(2)	Total Beneficial Ownership (2)	Percent of Outstanding Shares
Noelle Kalin	571,363		—	571,363	12.5%
David Siegel	182,770	(3)	7,500	190,270	4.2%
David Robbins	124,880		—	124,880	2.7%
Gerald Y. Hattori	—		7,500	7,500	*
D’Anne Hurd	2,013		17,500	19,513	*
Kevin Beals	24,249		51,250	75,499	1.3%
Carl Lueders	17,000		—	17,000	*
All current executive officers and directors as a group (6 persons)	350,912		83,750	434,662	9.0%

*	less than 1%
(1)	Unless otherwise noted: (i) each person identified possesses sole voting and investment power over the shares listed; and (ii) the address of each person identified is c/o Micronetics, Inc., 26 Hampshire Drive, Hudson, New Hampshire 03051.
(2)	Includes shares subject to currently exercisable options (including options that will become exercisable within 60 days of July 22, 2011). These shares are deemed to be outstanding for purposes of determining the percent of outstanding shares with respect to each beneficial owner and all executive officers and directors as a group.
(3)	Includes (i) 33,050 shares of Common Stock owned of record by RJW Trading Corp., a personal holding company 100% owned by Mr. Siegel and members of his family, and (ii) 14,970 shares of Common Stock held in his retirement account.

COMMITTEES OF THE BOARD OF DIRECTORS

Director Independence

The Board of Directors has adopted director independence guidelines that are consistent with the definitions of “independence” as set forth in Section 301 of the Sarbanes-Oxley Act of 2002 and Rule 10A-3 under the Securities Exchange Act of 1934 as well as the rules established by the Nasdaq Stock Market, Inc. In accordance with these guidelines, the Board of Directors has reviewed and considered facts and circumstances relevant to the independence of each director and has determined that each of the Company’s non-management directors qualifies as “independent.”

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The membership of each committee is indicated in the table below.

Director	Audit	Compensation	Nominating and Corporate Governance
Gerald Y. Hattori	Chair	Chair	X
D’Anne Hurd	X	X	Chair
David Siegel	X	X	X

Audit Committee

The purpose of the Audit Committee is to perform general oversight of the Company’s accounting and financial reporting processes and the audits of its financial statements. Ms. Hurd and Messrs. Siegel and Hattori are the current members of the Audit Committee. All three of the current members of the Audit Committee are “independent directors” within the meaning of the applicable rules of the Commission and the Nasdaq Stock Market, Inc. Mr. Hattori is the chairman of the Audit Committee. The Board of Directors has determined that all members of the Audit Committee qualify as “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K. The Board of Directors has adopted a written charter for the Audit Committee. A copy of such charter is available on the Company's website, www.micronetics.com. During Fiscal 2011, the Audit Committee met five times and each member of the Audit Committee attended each such meeting, except that Mr. Siegel was unable to attend one meeting.

Compensation Committee

The primary function of the Compensation Committee is to review and make recommendations to the Board on the Company’s compensation practices and policies; and to recommend the salaries and incentive compensation of the Chief Executive Officer and other executive officers. In addition the Compensation Committee administers and interprets the Company’s equity-based plans, including determining the individuals to whom stock options are awarded, the terms upon which the option grants are made, and the number of shares subject to each option granted. Ms. Hurd and Messrs. Siegel and Hattori are the current members of the Compensation Committee. Mr. Hattori is the chairman of the Compensation Committee. All three of the members of the Compensation Committee are “independent directors” within the meaning of the applicable rules of the Commission and the Nasdaq Stock Market, Inc. The Board of Directors has adopted a written charter for the Compensation Committee. A copy of such charter is available on the Company’s website, www.micronetics.com. During Fiscal 2011, the Compensation Committee met twice and each member attended each such meeting.

Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee are to (i) identify individuals qualified to become members of the Board and recommend nominees for election as directors at each annual meeting of stockholders and nominees for election by the Board to fill any vacancies on the Board,

(ii) develop and recommend to the Board corporate governance principles, and (iii) be responsible for an annual review of the performance of the Board. Ms. Hurd and Messrs. Siegel and Hattori are currently members of the Nominating and Corporate Governance Committee. Ms. Hurd is the chair of the Nominating and Corporate Governance Committee. All three of the members of the Nominating and Corporate Governance Committee are “independent directors” within the meaning of the applicable rules of the Commission and the Nasdaq Stock Market.

The Nominating and Corporate Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Corporate Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Although the Company does not have a formal policy regarding diversity in identifying nominees for directors, the Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. A copy of such charter is available on the Company’s website, www.micronetics.com. During Fiscal 2011, the Nominating and Corporate Governance Committee met twice and each member attended each such meeting.

Communications with the Board of Directors

The Company encourages stockholder communications with the Board of Directors. Interested persons may direct such communications to: Board of Directors, Micronetics, Inc., 26 Hampshire Drive, Hudson, NH 03051.

Board of Directors Leadership Structure

Currently, the roles of Lead Director and Chief Executive Officer are held by two different individuals. We believe this structure represents an appropriate allocation of roles and responsibilities for the Company at this time. This arrangement allows our Lead Director to lead the Board in its fundamental role of providing independent advice to, and oversight of, management and our Chief Executive Officer to focus on our day-to-day business and strategy and convey the management perspective to other directors.

Risk Oversight

The Board of Directors oversees our risk management process. This oversight is primarily accomplished through the Board of Directors’ committees and management’s reporting processes, including receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial and strategic risks. The Audit Committee focuses on risks related to accounting, internal controls, and financial and tax reporting and related party transactions. The Audit Committee also assesses economic and business risks and monitors compliance with ethical standards. The Compensation Committee identifies and oversees risks associated with our executive compensation policies and practices.

Audit Committee Report

The Audit Committee consists of three independent directors, all of whom are “independent directors” within the meaning of the applicable rules of the Commission and the Nasdaq Stock Market, Inc. The Audit

Committee’s responsibilities are as described in a written charter adopted by the Board, a copy of which is available on the Company’s website at www.micronetics.com.

The Audit Committee has reviewed and discussed the Company's audited financial statements for Fiscal 2011 with management and with the Company’s independent registered public accounting firm, Grant Thornton LLP. The Audit Committee also discussed with Grant Thornton LLP matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP as to that firm’s independence from management and the Company, as required by the Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees”, as adopted by the PCAOB in Rule 3600T, and has discussed with Grant Thornton LLP their independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board that the audited financial statements for Fiscal 2011 be included in the Company’s Annual Report on Form 10-K for Fiscal 2011 for filing with the Commission.

Submitted by the members of the Audit Committee:

Gerald Hattori, Chairman

D’Anne Hurd

David Siegel

Audit Fees

The following table shows the aggregate fees that the Company paid or accrued for the audit and other services provided by Grant Thornton LLP for Fiscal 2011 and Fiscal 2010.

Type of Service	Amount of Fee for
	Fiscal 2011	Fiscal 2010
Audit Fees	$207,436	$212,692
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$207,436	$212,692

Audit Fees. This category includes fees for the audits of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q Quarterly Reports and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category consists of due diligence in connection with acquisitions, various accounting consultations, and benefit plan audits.

Tax Fees. This category consists of professional services rendered for tax compliance, tax planning and tax advice. The services for the fees disclosed under this category include tax return preparation, research and technical tax advice.

All Other Fees. This category includes fees for all other products and services which do not fall within the above categories.

Audit Committee Pre-Approval Policies and Procedures.

Before an independent public accounting firm is engaged by the Company to render audit or non-audit services, the engagement is approved by the Audit Committee. Our Audit Committee has the sole authority to approve the scope of the audit and any audit-related services as well as all audit fees and terms. Our Audit Committee must pre-approve any audit and non-audit related services by our independent registered public accounting firm. During our fiscal year ended March 31, 2011, no services were provided to us by our independent registered public accounting firm other than in accordance with the pre-approval procedures described herein.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Upon the recommendation of the Audit Committee, the Board of Directors has reappointed Grant Thornton LLP to audit the consolidated financial statements of the Company for Fiscal 2012. Grant Thornton LLP has served as the Company’s independent registered public accounting firm since Fiscal 2005. A representative from Grant Thornton LLP is expected to be present at the meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

Although stockholder ratification of the appointment is not required by law, the Company desires to solicit such ratification. If the appointment of Grant Thornton LLP is not approved by a majority of the shares represented at the Meeting, the Company will consider the appointment of other independent registered public accounting firms for Fiscal 2012.

The Board recommends that you vote FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for Fiscal 2012.

Other Matters

The Board of Directors has no knowledge of any other matters which may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy in accordance with their best judgment.

Stockholder Proposals and Recommendations for Director

Any stockholder of the Company who wishes to present a proposal to be considered at the next annual meeting of stockholders of the Company and who wishes to have such proposal presented in the Company’s Proxy Statement for such meeting must deliver such proposal in writing to the Company at 26 Hampshire Drive, Hudson, New Hampshire 03051 on or before May 10, 2012.

Stockholders may recommend individuals to the Board of Directors for consideration as potential director candidates by following the requirements under Article I, Section 10 of the Bylaws. In order to be eligible to nominate a person for election to our Board of Directors a stockholder must (i) comply with the notice procedures set forth in the Bylaws and (ii) be a stockholder of record on the date of giving such notice of a nomination as well as on the record date for determining the stockholders entitled to vote at the meeting at which directors will be elected.

To be timely, a stockholder’s notice must be in writing and received by our corporate secretary at our principal executive offices as follows: (A) in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting and (y) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (B) in the case of an election of directors at a special meeting of stockholders, provided that the board of directors has determined that directors shall be elected at such meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (1) the 90th day prior to such special meeting and (2) the tenth day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs.

In addition, a stockholder’s notice must contain the information specified in Article I, Section 10 of the Bylaws and must be accompanied by the written consent of the proposed nominee to serve as a director if elected. The stockholder making a nomination must personally appear at the annual or special meeting of stockholders to present the nomination, otherwise the nomination will be disregarded.

Stockholders interested in making a nomination should refer to the complete requirements set forth in our Bylaws filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 17, 2006. Provided that the date of next year’s annual meeting of stockholders is not advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2011 annual meeting, any stockholder who wishes to make a nomination to be considered for the next annual meeting must deliver the notice specified by our Bylaws between June 23, 2012 and July 23, 2012. The By-Laws contain a number of substantive and procedural requirements which should be reviewed by any interested stockholder. Any notice should be mailed to: Secretary, Micronetics, Inc., 26 Hampshire Drive, Hudson, NH 03051.

By Order of the Board of Directors

KEVIN BEALS

Secretary

September 8, 2011

Appendix A

PROXY

MICRONETICS, INC.

26 Hampshire Drive

Hudson, New Hampshire 03051

This Proxy is solicited on behalf of the Board of Directors, and when properly executed will be voted as directed herein. If no direction is given, this Proxy will be voted FOR all Proposals and in the discretion of the proxy holders on all other matters that may come before the meeting.

The undersigned, revoking all proxies, hereby appoints David Siegel and David Robbins and each of them, proxies with power of substitution to each, for and in the name of the undersigned to vote all shares of Common Stock of Micronetics, Inc. (the “Company”) which the undersigned would be entitled to vote if present at the Annual Meeting of Stockholders of the Company to be held on October 20, 2011, at 11:00 A.M. at the offices of Morse, Barnes-Brown & Pendleton, P.C., 1601 Trapelo Road, Suite 205, Waltham, Massachusetts and any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and the Company’s Annual Report.

Where stock is registered in the names of two or more persons ALL should sign. Signature(s) should correspond exactly with the name(s) as shown above. Please sign, date and return promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.

Requests for copies of proxy materials, the Company’s Annual Report for its fiscal year ended March 31, 2011 on Form 10-K should be addressed to Shareholder Relations, Micronetics, Inc., 26 Hampshire Drive, Hudson, New Hampshire 03051. This material will be furnished without charge to any stockholder requesting it.

Please Sign on the Reverse Side and Return this Proxy Promptly in the Enclosed Envelope.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL

The Notice of Meeting, proxy statement and proxy card are available at

www.micronetics.com/2011ProxyMaterials

The Board of Directors Recommends a Vote FOR All Director Nominees and FOR Proposals 2 and 3.

A.	Proposals

1.	Election of Directors

		For	Withhold

1	Gerald Y. Hattori	☐	☐

2	D’Anne Hurd	☐	☐

3	David Robbins	☐	☐

4	David Siegel	☐	☐

2.	Ratification of the Appointment of Grant Thornton LLP as the Company’s Independent Auditors for the Company’s Fiscal Year Ending March 31, 2012.

☐ For	☐ Against	☐ Abstain

3.	In Their Discretion, on Such Other Matters as May Properly Come Before the Meeting.

☐ For	☐ Against	☐ Abstain

B.	Non-Voting Items

Change of Address—Please print new address below.

C.	Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date:                                         , 2011

(Signature)

(Signature, if held jointly)